EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED
SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

ATHEROGENICS, INC., a Georgia corporation (“AGIX”)

and

ISP PHARMA SYSTEMS LLC, a Delaware limited liability company (“ISP”)

Manufacturing and Supply Agreement

Dated as of April 1, 2008

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing And Supply Agreement is made and entered into as of this 1st day of April 2008 (the “Effective Date”) by and between ISP Pharma Systems LLC, a Delaware limited liability company, having its principal office at 9176 Red Branch Road, Suite R, Columbia, Maryland 21045 (“ISP”) and AtheroGenics, Inc., a Georgia corporation, having an address at 8995 Westside Parkway, Alpharetta, Georgia 30004 (“AGIX”).

Whereas, ISP is in the business of manufacturing active pharmaceutical ingredients and pharmaceutical products;

Whereas, AGIX wishes ISP to manufacture for AGIX the active pharmaceutical ingredient (“API” as defined below) and the spray dried dispersion of said API (the “Product”) for AGIX, and ISP is willing to supply AGIX such API and Product.

Now, Therefore, in consideration of the mutual covenants contained herein, ISP and AGIX hereby agree as follows:

1. Definitions.

As used in this Agreement, the following terms have the meanings set forth below.

A. “AGI-1067” is chemically defined as [XXXXXXXX];(1) including its pharmacologically acceptable salts, solvates, hydrates, hemihydrates, polymorphs, metabolites, free base forms, pro-drugs, esters, tautomers and if applicable, any isomers, stereoisomers, racemates, enantiomers and all optically active forms thereof.

B. “AGIX Forecast” has the meaning set forth in Article 3.A.(i) hereof.

C. “AGIX Indemnitee” has the meaning set forth in Article 10.B(i) hereof.

D.  “AGIX Process” means the manufacturing process that was provided to ISP by AGIX for use in Manufacturing API on November 9, 2007 and the manufacturing process currently being used by ISP for use in Manufacturing Product, as the same may be amended, supplemented or otherwise modified as agreed upon by the parties, in writing, from time to time.

E. “AGIX Requirements” means one hundred percent (100%) of the quantity of Product needed by AGIX and AGIX’s affiliates, agents and/or licensees world wide, subject to the terms of Articles 7.B.(iii)(b) and 11.B.(i) hereof.

F. “Agreement” shall mean this Manufacturing and Supply Agreement, including any and all exhibits attached hereto, as the same may be validly amended from time to time by the parties.

(1) [XXXXXXXX] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

G. “API” means the active pharmaceutical ingredient AGI-1067 (and/or its chemical and/or functional equivalent), as more specifically described on Exhibit A hereto.

H. “Calendar Quarter(ly)” means each three (3) month period beginning on January 1, April 1, July 1 or October 1 during the term of this Agreement.

I. “Commercialization Work” has the meaning set forth in Article 2.A. hereof.

J. “Confidential Information” has the meaning set forth in Article 9.A. hereof.

K. “Confidentiality Agreement” means the Mutual Confidentiality Agreement between AGIX and ISP Management Company, Inc., an affiliate of ISP, dated July 23, 2007.

L. “Contract Year” means each twelve (12) month period beginning on January 1 and ending on December 31 during the term of this Agreement; provided that the first Contract Year shall begin on the Effective Date and shall end on December 31, 2008.

M. “Current Good Manufacturing Practices” or “cGMP(s)” means all laws and regulations relating to the Manufacture of API and Product, including, but not limited to, the current Good Manufacturing Practices specified in the United States Code of Federal Regulations and any other applicable laws, guidelines and/or regulations.

N. “Effective Date” has the meaning set forth in the preamble of this Agreement.

O. “Equipment” means the equipment described on Exhibit B hereto.

P. “Facility” means (i) the manufacturing plant located at [XXXXXXXX] , (ii) the manufacturing plant located at [XXXXXXXX], and/or (iii) with AGIX’s prior written approval and in compliance with the terms of the Quality Agreement (as that term is defined in Article 1.JJ. hereof), such approval not to be unreasonably withheld or delayed, such other facilities at which ISP elects to Manufacture API and/or Product.

Q. “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same function.

R. “Fee Balance” has the meaning set forth in Article 5.A.(i) hereof.

S. “Force Majeure” has the meaning set forth in Article 14.A. hereof.

T. “Indemnified Claim” has the meaning set forth in Article 10.C. hereof.

U. “Indemnitee” has the meaning set forth in Article 10.C. hereof.

V. “Initial Term” has the meaning set forth in Article 11.A. hereof.

W. “Invention(s)” has the meaning set forth in Article 4.C hereof.

X. “ISP Indemnitee” has the meaning set forth in Article 10.A.(i) hereof.

Y. “Kg” means kilogram.

Z. “Loss(es)” has the meaning set forth in Article 10.A.(i) hereof.

AA. “Manufacture/Manufacturing/Manufactured” means all operations in the production, packaging, quality assurance and/or quality control testing of API and Product conducted by ISP pursuant to this Agreement.

BB. “Manufacturing Requirements” has the meaning set forth in Article 4.A.(ii) hereof.

CC. “Monthly Development Fee” has the meaning set forth in Article 5.A.(i) hereof.

DD. “Packaging Specifications” means the packaging specifications set forth in Exhibit C hereto.

EE. “PPI” has the meaning set forth in Article 5.C.(i) hereof.

FF. “Preliminary Work” has the meaning set forth in Article 2.A.(i) hereof.

GG. “Price Index” has the meaning specified in Article 5.C.(i) hereof.

HH. “Product” has the meaning set forth in the second “Whereas” clause hereof.

II. “Purchase Order” means a firm, binding written order submitted by AGIX to ISP under this Agreement to purchase a certain quantity of Product.  In the event of any conflict between the terms of this Agreement and the terms of any Purchase Order, the terms of this Agreement shall control.

JJ. “Quality Agreement” means the Quality Agreement between the parties, of even date herewith, a copy of which is attached hereto as Exhibit M.

KK. “Recall” has the meaning set forth in Article 7.C. hereof.

LL. “Renewal Term” has the meaning set forth in Article 11.A. hereof.

MM. “Retained Samples” has the meaning set forth in Article 4.B.(iii) hereof.

NN. “Security Agreement” shall mean that certain Security Agreement in the form attached as Exhibit N hereto.

OO. “Specifications” are those specifications for (i) API set forth in Exhibit A, and (ii) Product set forth in Exhibit D hereto, as amended, supplemented or otherwise modified as agreed upon by the parties, in writing, from time to time .

PP. “Testing Laboratory” has the meaning set forth in Article 4.B.(i) hereof.

2. Development; Supply of API and PRODUCT.

A.           Development.  (i)  ISP shall initially Manufacture [XXXXXXXX]  registration batches of approximately [XXXXXXXX] each of API delivered, and [XXXXXXXX] registration batches of approximately [XXXXXXXX] Kg each of Product delivered, as more particularly set forth in Exhibit E hereto, subject in each instance to the AGIX Process (such work hereinafter referred to as the “Preliminary Work”).

(ii)           ISP shall subsequently Manufacture [XXXXXXXX]  establishment and [XXXXXXXX] validation batches of approximately [XXXXXXXX] Kg each of API, as more particularly set forth in Exhibit F hereto, subject to the AGIX Process.

(iii)           Documentation requirements are as more particularly set forth in Exhibit G hereto.

(iv)           API and Product process optimization is as more particularly set forth in Exhibit H hereto.

(v)           Product validation is as more particularly set forth in Exhibit I hereto.

           The development work described in Article 2.A.(ii) through (v), above, is hereinafter referred to as the “Commercialization Work”.  Such Commercialization Work shall commence after completion of the ANDES clinical trial if AGIX determines to continue to develop AGI-1067.

B.           Commercial Supply of Product.  Subject to the terms and conditions set forth herein, ISP shall sell to AGIX, and AGIX shall purchase from ISP, the AGIX Requirements, which shall be Manufactured at ISP's [XXXXXXXX]  Facility (with respect to API) and [XXXXXXXX] Facility (with respect to Product), until such time as ISP, in the exercise of its sole discretion, decides to Manufacture the AGIX Requirements at such other Facility as may be determined by ISP, subject to AGIX’s prior written approval, such approval not to be unreasonably withheld or delayed.

3. Forecasts; Supply.

A. Forecasts.  (i) In order to facilitate production planning by both parties, prior to the commencement of each Calendar Quarter, AGIX shall deliver to ISP a written, rolling four (4)-Calendar Quarter forecast of the number of kilograms of Product for ISP to Manufacture under this Agreement for the next four (4) Calendar Quarters (the “AGIX Forecast”); provided, however, ISP shall not be obligated to Manufacture more than [XXXXXXXX] metric tons of Product at ISP's [XXXXXXXX] Facility during any consecutive

[XXXXXXXX]  month period, which [XXXXXXXX]  metric ton limit shall be adjusted by ISP if ISP cannot achieve a spray drying rate of [XXXXXXXX] Kg per hour.  The first such AGIX Forecast shall be submitted by AGIX on or before June 30, 2008.  ISP shall be deemed to have accepted an AGIX Forecast unless, within fifteen (15) business days of ISP's receipt of any such AGIX Forecast, ISP provides AGIX with written notice (which may be by facsimile transmission or electronic mail) of ISP's objections to such AGIX Forecast.

(ii)           If ISP is unable to Manufacture in excess of [XXXXXXXX]  metric tons of Product (which [XXXXXXXX] metric ton limit shall be adjusted by ISP if ISP cannot achieve a spray drying rate of [XXXXXXXX]  Kg per hour) in a consecutive twelve (12) month period at ISP's [XXXXXXXX] Facility, after exercising ISP's commercially reasonable efforts to do so, AGIX may have such excess quantity of Product manufactured by a third party, but only in such amounts and for such period of time as ISP is unable to supply such excess quantity of Product from a Facility.

B. Supply.  Each Purchase Order shall be submitted to ISP at least one hundred and twenty (120) days prior to the requested delivery date of the quantity of Product which is the subject of said Purchase Order.  ISP shall exert commercially reasonable efforts to deliver such quantities of Product to AGIX as AGIX orders pursuant to such Purchase Order under this Agreement on or before the date of delivery specified in each such Purchase Order ; provided, however, each such Purchase Order shall not provide for a quantity of Product in excess of [XXXXXXXX]  of the quantity of Product set forth on the then most recent AGIX Forecast.  This Agreement and the various Purchase Orders to be placed hereunder shall be divisible according to shipments made, and each shipment is deemed to be a separate and independent sale.

4. Manufacture of API and Product; Testing and Retained Samples; Packaging and Labels; storage; Shipping and Delivery; Purchase orders.

A. Manufacture of API and Product.

(i) Prior to the Manufacture of API and Product hereunder, ISP shall perform the validation work described in Article 2.A. hereof.

(ii) ISP shall Manufacture API and Product in accordance with: (a) the applicable Specifications and AGIX Process; (b) all applicable cGMPs; (c) assay methods and in-process specifications; and (d) all other applicable federal, state and local laws and regulations (collectively, the “Manufacturing Requirements”). ISP shall deliver Product having at least [XXXXXXXX] of the shelf life specified for such Product in the Specification set forth in Exhibit D.

(iii) ISP shall supply or obtain, at ISP's sole cost and expense, all starting materials, reagents, solvents, and gases for the Manufacture of API and Product, including [XXXXXXXX] (except for [XXXXXXXX] required during the development phase described in Article 2.A. hereof, which shall be provided by AGIX at AGIX’s sole cost and expense). ISP shall use commercially reasonable efforts to maintain appropriate levels of inventory, as determined by ISP, of all such materials in order to support AGIX’s Purchase Orders for Product.

B. Testing and Retained Samples.

(i) If AGIX rejects a lot of Product based upon AGIX’s belief that said lot does not comply with the Specifications set forth in Exhibit D, AGIX shall so inform ISP, in writing, no later than sixty (60) days after that lot of Product is shipped by ISP.  If (a) ISP agrees with AGIX’s findings, ISP shall either reprocess, rework or Manufacture an additional lot of Product meeting the Specifications set forth in Exhibit D, as ISP deems appropriate, or take other mutually acceptable corrective action at no cost to AGIX,  or (b) ISP does not agree with AGIX’s findings, the parties shall promptly commission a mutually acceptable independent third party testing laboratory (the “Testing Laboratory”) to determine, in accordance with  AGIX -validated analytical methods, whether the lot of Product is in compliance with the Specifications set forth in Exhibit D.  AGIX shall not dispose of any lot of Product claimed not to comply with the Specifications set forth in Exhibit D until the resolution of any dispute with respect thereto.  The parties shall be bound by the findings of the Testing Laboratory and all costs for such re-testing shall be borne by the party found to be in error as proven by the retest results.  If the Testing Laboratory finds the lot of Product does not comply with the Specifications set forth in Exhibit D, ISP shall reprocess, rework or Manufacture an additional lot of Product that meets the Specifications set forth in Exhibit D at no cost to AGIX.  If the Testing Laboratory finds the lot of Product complies with the Specifications set forth in Exhibit D, AGIX shall accept and pay for such lot of Product.

(ii) ISP (a) may dispose of all material that has been determined not to meet Specifications, and (b) shall dispose of all waste material that results from the Manufacture of the API and Product, in accordance with all applicable federal, state and local laws and regulations, and at ISP’s cost.

(iii) ISP shall retain a representative sample from each lot of API and Product (“Retained Samples”) and copies of Manufacturing records for each such lot for record keeping, testing and regulatory purposes for at least eight (8) years from the date of Manufacture of that lot, or such longer period as may be required by Current Good Manufacturing Practices or by applicable law.  Upon expiration or termination of this Agreement, ISP shall return all Retained Samples to AGIX and all such Retained Samples shall be the property of AGIX; provided, however, ISP shall be entitled to maintain Retained Samples to the extent and for so long as ISP is required to maintain such Retained Samples for the purpose of fulfilling its obligations under this Agreement and/or complying with FDA and other applicable regulatory requirements, and ISP shall not transfer any such Retained Samples maintained for such purpose to any third party, unless required to do so by law, or use any such Retained Samples for any other reason, unless otherwise agreed by AGIX, such agreement not to be unreasonably withheld or delayed.

C. The Specifications, AGIX Process and AGIX Confidential Information are owned solely and exclusively by AGIX.  Any and all other intellectual property rights, including, but not limited to, patent, trademark, and trade secret rights, in and to the API and Product are owned solely and exclusively by AGIX.  AGIX shall have the entire right, title and interest in and to each invention, improvement, discovery, modification, alteration and/or derivative that is made by AGIX or ISP or by AGIX and ISP jointly in connection with the Manufacture of API and Product hereunder, including, but not limited to, any Invention with respect to the AGIX Process (“Invention(s)”), other than with respect to equipment and equipment processes owned and/or developed solely by ISP and/or jointly by ISP and AGIX and used in the Manufacture of Product, and ISP shall have no rights to any such Inventions except as provided in this Article 4.C.  Subject to the terms and conditions of this Agreement, AGIX hereby grants to ISP, with respect to any Inventions, improvements, discoveries, modifications, alterations and/or derivatives that are made solely by ISP and/or jointly by ISP and AGIX and owned by AGIX a non-exclusive, perpetual, irrevocable, fully paid-up license (with a right to sublicense) under such Inventions, improvements, discoveries, modifications, alterations and/or derivatives to make, have made, use, sell and offer for sale any product that does not contain AGI-1067 either alone or in combination with other compounds.  Subject to the terms and conditions of this Agreement, ISP hereby grants to AGIX, with respect to any equipment and equipment process inventions, improvements, discoveries, modifications, alterations and/or derivatives that are made solely by ISP and owned by ISP a non-exclusive, perpetual, irrevocable, fully paid-up license (with a right to sublicense) under such inventions, improvements, discoveries, modifications, alterations and/or derivatives to make, have made, use, sell and offer for sale any product that contains AGI-1067 in combination with other compounds.

D. Packaging and Labels.  Each Batch of Product Manufactured by ISP shall be packaged in labeled containers in accordance with the Packaging Specifications set forth on Exhibit C.  The labels shall be as set forth on Exhibit J hereto.

E. Shipping and Delivery.

(i) AGIX reserves the right to designate means of shipping.  Shipping methods, quantity of Product (subject to Articles 3.A. and 3.B. hereof) and delivery location, will be as stated on the Purchase Order and no changes will be made to the Purchase Order unless authorized in writing by AGIX.

(ii) All shipments are F.O.B. the applicable Facility.  Title to, and risk of loss of or damage to Product shall pass to AGIX upon ISP’s delivery of the Product to the carrier at the applicable Facility, the carrier acting as AGIX's agent.  Product shall be shipped to the location(s) and recipient(s) specified in the applicable Purchase Order.

(iii) ISP shall exert commercially reasonable efforts to deliver Product to AGIX on or before the delivery date specified in the applicable Purchase Order.  Each such order shall be accompanied by a copy of the certificate of analysis of such Product.

F. Purchase Orders.  AGIX shall order Product for delivery pursuant to this Agreement by submitting Purchase Orders in writing, by facsimile transmission or by electronic mail.  ISP shall be deemed to have accepted a Purchase Order unless, within fifteen (15) business days of ISP's receipt of any Purchase Order, ISP provides AGIX with written notice (which may be by facsimile transmission or electronic mail) of ISP's refusal of such Purchase Order.  Subject to the terms and conditions of this Agreement, ISP shall not have the right to refuse a Purchase Order unless such Purchase Order requires that ISP Manufacture and deliver Product on terms inconsistent with the Manufacturing Requirements or any other term or condition of this Agreement.

5. Price and payment.

A. Development Price.  (i)  The fee for the Preliminary Work to be performed by ISP pursuant to Article 2.A.(i) of this Agreement, shall be [XXXXXXXX], as further described in Exhibit E hereto.  This fee shall be invoiced on a monthly basis at the rates set forth in Exhibit E based upon work completed during that month (the “Monthly Development Fee”).  The cumulative balance of the monthly Development Fee (the “Fee Balance) shall be payable as provided in Article 5.A(iii) or Article 5.A(iv) hereof.

            (ii)                                 In order to secure payment of the Fee Balance and any refund to be paid ISP pursuant to Article 5.A.(vi) hereof, AGIX shall grant ISP a security interest in the Equipment pursuant to the Security Agreement to be entered into on the Effective Date by the parties in the form attached hereto as Exhibit N.  ISP shall release the security interest in the Equipment granted to it by AGIX pursuant to the Security Agreement upon purchase of the Equipment by ISP pursuant to Article 5.A.(iii) hereof or payment, in full, of the Fee Balance and any refund to be paid ISP pursuant to Article 5.A.(vi) hereof by AGIX pursuant to Articles 5.A(iv) and 5.A.(vi) hereof.

(iii)           Upon completion of the ANDES clinical trial being conducted by AGIX [XXXXXXXX], if the clinical trial has been successful such that AGIX decides to commence the Commercialization Work , then ISP shall purchase all right and title to, and ownership of, the Equipment in accordance with the terms of this Article 5.A. and otherwise in accordance with Exhibit K hereto.  AGIX shall provide ISP with written notice of whether or not AGIX intends to continue to develop Product and if AGIX intends to continue development of Product then ISP shall purchase the Equipment within fifteen (15) days after receipt of said notice.  The purchase price for the Equipment shall be satisfied by (a) ISP’s release of AGIX’s obligation to pay the Fee Balance; (b) ISP’s continuing obligation to perform any remaining Preliminary Work pursuant to clause (i) of Article 2.A of this Agreement and the Commercialization Work pursuant to clauses (ii) through (v) of Article 2.A of this Agreement; and (c) payment by ISP of the costs incurred by AGIX in storing the Equipment from the Effective Date until the date the Equipment is so purchased.

(iv)           If upon completion of the ANDES clinical trial being conducted by AGIX, AGIX determines that it will not continue development of Product then AGIX shall notify ISP in writing and pay the Fee Balance in full within thirty (30) days after giving such written notice.

(v)           Notwithstanding anything contained herein to the contrary, if the scope of any development work requested by AGIX exceeds that described in Article 2.A. hereof, as said Article may be amended upon mutual written agreement of the parties, ISP shall invoice AGIX for the development work so in excess of said scope at ISP's customary price for such development work and AGIX shall pay such amount as provided in Article 5.D. hereof.

             (vi)                                ISP shall pay [XXXXXXXX] of the costs incurred by AGIX in dismantling and crating the Equipment within thirty (30) days after receipt of an invoice from

AGIX; provided, however, if AGIX determines that it will not continue development of Product, then AGIX shall refund to ISP the amount so paid by ISP in addition to, and with payment of, the Fee Balance as provided in Article 5.A.(iv), above.

           (vii)           ISP shall have a right of first offer to purchase all right and title to, and ownership of, the Equipment in accordance with Exhibit K hereto, which right of first offer shall extend for a period of ninety (90) days from date of ISP’s receipt of the notice described in Article 5.A.(iv) above.  AGIX shall respond to any ISP offer to purchase the Equipment within ninety (90) days of the date of such offer.  If ISP purchases the Equipment pursuant to said right of first offer, ISP shall repay the amount refunded to ISP pursuant to Article 5.A.(vi) hereof with payment of the purchase price of the Equipment.

B. Initial Product Price.  (i) ISP shall sell, and AGIX shall purchase, Product produced at ISP’s [XXXXXXXX] at the following initial prices (in U.S. dollars), which include the price of API and [XXXXXXXX] :

Quantity of Product
(per Contract Year)                                                      Price

[XXXXXXXX]                                                      [XXXXXXXX]

(ii)           The parties agree that the initial Product prices set forth in Article 5.B.(i), above, shall be subject to adjustment as provided in Exhibit L and Article 5.C. of this Agreement.

                                (iii)           If Product is Manufactured using the Equipment, pricing for the same shall be as mutually agreed upon, in writing, by the parties, subject to a [XXXXXXXX] /Kg discount on the first [XXXXXXXX]  MT of Product Manufactured with said Equipment; provided, however, it is understood and agreed that ISP is not obligated to Manufacture Product using said Equipment if the parties are unable to agree upon pricing for Product to be Manufactured using said Equipment and this Agreement shall nonetheless remain in full force and effect.

(iv)           During the Initial Term and any Renewal Term of this Agreement, each party will discuss with the other any changes to the API or Product Manufacturing process in order to increase capacity, improve API or Product production costs or improve the quality of the API or Product.  For each such proposed change, the party proposing the same will provide a written proposal to the other party outlining the anticipated costs and the associated benefits from such proposed change.  The non-proposing party may approve or reject such proposal.  Should the parties agree, in writing, to any such proposal, the parties will share equally in any cost savings associated with such changes after each party has recovered from such cost savings any costs it has incurred in implementing any such proposal to the extent specified in the proposal.

C. Price Changes.  (i) ISP shall increase or decrease the prices for Product (other than the [XXXXXXXX] component of the same) based on a composite index which is equal to [XXXXXXXX]  of the annual increase or decrease in the Producer Price Index (“PPI”) [XXXXXXXX] and [XXXXXXXX] of the PPI [XXXXXXXX], each issued by the US Bureau of

Labor Statistics, using a base year of 2007 (collectively, the “Price Index”), such price change to be implemented by written notice to AGIX within sixty (60) days after the end of a Contract Year based on the increase or decrease in the Price Index during such Contract Year.  ISP shall provide AGIX with reasonable documented evidence of such changes in the Price Index.  Such changed price or prices shall be paid by AGIX for all Product shipped hereunder on and after the effective date of the change, which shall be the first day following the first day of said sixty (60) day period.  ISP shall further increase or decrease prices for Product (the [XXXXXXXX] component of the same) based on increases or decreases in ISP’s cost of [XXXXXXXX].  Such price change shall be implemented by written notice to AGIX within fifteen (15) days after the end of each Calendar Quarter and ISP shall provide AGIX with reasonable documented evidence of such changes in ISP’s cost of [XXXXXXXX] l.  Such changed price or prices shall be paid by AGIX for all Product Manufactured using such higher or lower cost [XXXXXXXX].

                                (ii)           In the event any change in the Specifications requested by AGIX or mandated by law shall result in actual increased or decreased Manufacturing costs to ISP (a) the prices for Product shall be increased or decreased in an amount equal to the amount of such actual changed costs (to the extent such prices have not previously been adjusted to reflect such changed costs in accordance with this Article 5.C), (b) AGIX shall reimburse ISP for the actual costs of implementing any changes, including, but not limited to, costs in connection with labeling, packaging and preprinting of package insert and label copy and of discontinuing stock of the same due to such changes, and (c) AGIX shall reimburse ISP, at ISP’s actual cost, for the cost of any inventory of ISP, including work-in-progress, API and finished Product rendered obsolete or rejected as a result of such change, including any formula, process, artwork, labeling or packaging change, as well as for the cost of destruction of any such inventory.

                                (iii)           ISP shall be responsible for any increase in Manufacturing costs resulting from a discretionary change in Specifications requested by ISP or the decision by ISP to Manufacture Product at a Facility other than [XXXXXXXX]  or [XXXXXXXX] .

D. Payment Terms.  All amounts payable hereunder shall be paid by check in United States funds at the location indicated on ISP's invoice.  Except as otherwise provided in Article 5.A. hereof, terms of payment are net thirty (30) days from date of invoice.  If AGIX fails to pay any invoice on time and ISP has commercially reasonable grounds to doubt AGIX’s financial responsibility and AGIX fails to provide assurances or security satisfactory to ISP within three (3) business days of ISP’s notice to AGIX of such doubt, then ISP may require cash on delivery or reasonable security as a condition of shipment.  If ISP requires cash on delivery or security from AGIX in advance of shipment at any time during the Initial Term or any Renewal Term of this Agreement, then ISP agrees to conduct a review of AGIX’s financial condition in consultation with AGIX on at least a Calendar Quarterly basis and will restore AGIX to the payment terms set forth in the first sentence of this Article 5.D. as soon as ISP, using commercially reasonable criteria, deems AGIX is financially responsible.

6. Audit.

Upon AGIX’s prior written request, and at agreed upon times during ISP’s normal business hours, but not more frequently than once each Contract Year, and within thirty (30) days after the date of expiration or termination of this Agreement, ISP shall (i) permit representatives of AGIX to observe the Manufacture of API and Product and to have access to the originals of any relevant records in connection with the Manufacture of API and Product in order to audit and assess ISP’s compliance with applicable cGMP requirements and quality assurance standards, and (ii) review process performance with AGIX, and discuss any related issues and improvement opportunities.  All such records shall at all times remain the property of ISP and shall be treated as ISP's Confidential Information as provided in Article 9 hereof.  Such AGIX representatives shall at all times comply with ISP’s safety and security regulations then in effect and shall not interfere with the operation of the applicable Facility or any part thereof.

7. Regulatory Matters.

A. Regulatory Assistance.

(i) AGIX shall be responsible for maintaining all applicable regulatory and governmental approvals, filings and submissions associated with API and the Product in accordance with the Quality Agreement.  ISP shall exercise commercially reasonable efforts, as determined by ISP, to cooperate with AGIX in making and maintaining all regulatory filings that may be necessary in connection with the performance of this Agreement.  AGIX shall have the responsibility for communications with regulatory and governmental authorities relating to API and the Product.

(ii) ISP shall cooperate with any inspection by regulatory authorities with respect to the Manufacture of API and Product.  ISP shall notify AGIX of any and all inspections which ISP determines are directly related to the Manufacture of API or Product promptly upon receiving notice of the scheduling of the same, or, if such inspection is unscheduled, promptly following its commencement.  AGIX shall have the right to have its representatives attend any such inspection by regulatory authorities.

(iii) ISP shall immediately provide AGIX with all copies of establishment inspection reports, copies of FORMs FDA 483, and any other similar reports by regulatory authorities as well as non-U.S. health authorities, that directly relate to the Manufacture of API or Product for AGIX.

(iv) At either party’s request, one or more official representatives of the other party shall attend FDA meetings relating to the Manufacture of API or Product.

B. Laws and Regulations.

(i) The parties shall comply with all federal, state and local laws and regulations applicable to the performance of their respective obligations hereunder, including, without limitation, with respect to recordkeeping.

(ii) ISP shall maintain all applicable regulatory and governmental permits, licenses and approvals required for the Manufacture of the API and Product in accordance with the Quality Agreement, and shall maintain all records necessary to demonstrate compliance with cGMPs.

(iii) AGIX shall provide ISP with written notice of any additional regulatory requirements of countries other than the United States and Europe (as governed by EMEA regulations) that relate to the Manufacture of API and/or Product for sale or use in such other countries.  ISP shall be obligated to comply with such additional requirements, but shall provide AGIX with written notice of any costs associated with such additional requirements promptly upon notification of such additional requirements, but in any event not later than sixty (60) days after the date of ISP’s receipt of such notice, and AGIX shall either (a) reimburse ISP for its actual cost of complying with such additional requirements, or (b) if AGIX is unwilling to reimburse such costs then AGIX may reduce the quantity of API and Product it is required to purchase hereunder with respect to sale or use of the same outside of the United States and Europe and source such API and Product from another party, and ISP shall not be obligated to comply with such additional requirements.

C. Recalls.  In the event (i) any national government authority or other regulatory agency issues a request, directive or order that Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) AGIX reasonably determines after consultation with ISP that Product should be recalled (each circumstance hereinbefore described as a “Recall”), each party, at its own expense, shall cooperate in any investigations affecting that party with respect to the Recall and take appropriate corrective actions; provided, however, that ISP shall not be prohibited from taking any action that ISP believes it is required to take by applicable law or otherwise.  In the event that such Recall results from the material breach of the terms of this Agreement by ISP, ISP shall reimburse AGIX for the price paid with respect to any such recalled Product including AGIX’s reasonable costs of administration, subject to the limitations set forth in Article 8.E. hereof.  In the event that such Recall results from any reason other than ISP’s material breach of the terms of this Agreement, AGIX will be responsible for all expenses and costs arising out of the Recall.  AGIX will be solely responsible for all administrative aspects of any Recall. ISP shall use commercially reasonable efforts to provide AGIX, at AGIX’s sole cost and expense, with such assistance, records and any other information related to the Product to assist with such Recall as may reasonably be requested by AGIX.

D. Quality Agreement.  Simultaneously with the execution of this Agreement, the parties are entering into the Quality Agreement.  Quality and regulatory requirements shall be governed by, and performed by the parties in accordance with, the terms and conditions of the Quality Agreement.  The Quality Agreement is intended to supplement this Agreement, except that in the event of a conflict between any term, condition or provision of this Agreement and any term, condition or provision of the Quality Agreement, the applicable term, condition or provision of this Agreement shall control unless otherwise agreed in writing by the parties.

8. Representations and Warranties.

A. Product Manufacture.  (i)    AGIX covenants, represents and warrants that (a) it owns all right, title and interest in and to the AGIX Process and the patents, trademarks, tradenames, copyrights and other intellectual property rights relating to API and/or Product, and (b) the Manufacture of API and the Manufacture and sale of the Product does not and will not infringe any applicable United States or foreign patent, trademark, tradename, copyright or other intellectual property rights of any third party.

(ii)           ISP covenants, represents and warrants that, at the time of delivery, Product delivered hereunder: shall (a) have been Manufactured in accordance with the Manufacturing Requirements and will conform to all other requirements set forth in this Agreement and will satisfy all requirements of law applicable to ISP's obligations hereunder; (b) be free from defects in materials and workmanship; and (c) be free and clear of all liens and encumbrances, other than those which may be attributable to AGIX.

B. Power and Authority.  Each party covenants, represents and warrants that:  (i) it has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (ii) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (iii) this Agreement has been duly executed and delivered on behalf of such party; and (iv) constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

C. Consents.  Each party covenants, represents and warrants that it has or will obtain all necessary consents, approvals and authorizations of all governmental authorities required to be obtained by that party for the performance of its obligations under this Agreement.

D. No Conflicts.  Each party covenants, represents and warrants that the execution and delivery of this Agreement and the performance of that party’s obligations hereunder do not: (i) conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (ii) materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

E. Limitation of Liability.  (i)  ISP DOES NOT MAKE AND IS NOT TO BE HELD LIABLE FOR ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR FOR ANY OTHER WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT AS SET FORTH IN THE PRECEDING SUBARTICLES OF THIS ARTICLE 8.  AGIX ASSUMES ALL RISK AND LIABILITY WITH RESPECT TO RESULTS OBTAINED BY THE USE OF THE Product, WHETHER USED ALONE OR IN COMBINATION WITH OTHER MATERIALS OR SUBSTANCES. THE TOTAL DOLLAR AMOUNT OF ALL CLAIMS OF ANY KIND WHATSOEVER (INCLUDING, BUT NOT LIMITED TO Indemnified Claims), REGARDLESS OF THE THEORY ON WHICH A CLAIM MAY BE MADE (INCLUDING, BUT NOT LIMITED TO Indemnified Claims), INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, CONTRACT, BREACH OF WARRANTY, ABSOLUTE LIABILITY IN TORT, Product Recall, MISREPRESENTATION OR OTHERWISE, WITH RESPECT TO Product DELIVERED OR FOR FAILURE TO DELIVER ANY Product FOR WHICH ISP SHALL BE LIABLE HEREUNDER IN THE AGGREGATE, SHALL NOT EXCEED THE GREATER OF (x) [XXXXXXXX], OR (y) [XXXXXXXX]  OF THE TOTAL DOLLAR AMOUNT OF SALES OF Product UNDER THIS Agreement FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF A CLAIM (INCLUDING, BUT NOT LIMITED TO Indemnified Claims).  ANY ACTION TAKEN BY ISP PURSUANT TO ARTICLE 14 HEREOF SHALL NOT CONSTITUTE THE BASIS OF ANY CLAIM (INCLUDING, BUT NOT LIMITED TO AN Indemnified Claim). The cost of any reprocessing, reworking or Manufacture of additional lots of API or Product pursuant to Article 4.B.(i) hereof shall not be included in calculating the aggregate dollar amount of claims (including, but not limited to Indemnified Claims) for purposes of this Article 8.E.

                                (ii)           FAILURE OF AGIX TO GIVE WRITTEN NOTICE OF CLAIM (INCLUDING, BUT NOT LIMITED TO Indemnified Claims) WITHIN ONE HUNDRED EIGHTY (180) DAYS AFTER DELIVERY OF Product OR THE DATE STATED FOR DELIVERY, AS THE CASE MAY BE, SHALL CONSTITUTE A WAIVER BY AGIX OF ALL CLAIMS (INCLUDING, BUT NOT LIMITED TO Indemnified Claims) WITH RESPECT TO SUCH Product, UNLESS ANY SUCH CLAIM (INCLUDING, BUT NOT LIMITED TO AN Indemnified Claim) IS ATTRIBUTABLE TO A LATENT PRODUCT DEFECT NOT REASONABLY DISCOVERABLE WITHIN SUCH ONE HUNDRED EIGHTY (180) DAY PERIOD BY AGIX, IN WHICH EVENT SUCH NOTICE OF CLAIM (INCLUDING, BUT NOT LIMITED TO, AN Indemnified Claim) MUST BE PROVIDED WITHIN TWO (2) YEARS AFTER THE DELIVERY DATE OF SUCH Product.

(iii)                   IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES AND/OR SUBSIDIARIES BE LIABLE TO THE OTHER, ITS AFFILIATES AND/OR SUBSIDIARIES FOR (a) INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES AND/OR (b) LOSS OF PROFITS, EVEN IF A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

F. NOTWITHSTANDING ARTICLES 8.E.(i) AND (iii) HEREOF, IF ISP “WILLFULLY” BREACHES ITS OBLIGATION TO SUPPLY THE AGIX Requirements PURSUANT TO THE TERMS OF THIS Agreement, THEN ISP SHALL REIMBURSE AGIX FOR ANY COSTS OR DAMAGES INCURRED BY AGIX AS A RESULT OF SUCH BREACH; PROVIDED THAT, IN NO EVENT, SHALL ISP’S MAXIMUM TOTAL LIABILITY FOR SUCH COSTS OR DAMAGES EXCEED [XXXXXXXX].  For purposes of this Agreement, a “willful” breach shall mean a decision by ISP to commit capacity in a Facility to another customer in a manner or volume which precludes ISP from, or makes ISP incapable of, supplying up to sixty (60) metric tons of Product in accordance with the terms hereof; PROVIDED, HOWEVER, ISP SHALL NOT BE RESPONSIBLE FOR ANY QUANTITIES OF Product NOT TO BE Manufactured FOR AGIX BY ISP AND WITH RESPECT TO WHICH AGIX HAS PROVIDED A NOTICE TO ISP PURSUANT TO ARTICLE 11.B.(i) HEREOF, AND SUCH QUANTITIES OF Product SHALL NOT BE INCLUDED IN ANY CALCULATION OF THE AFOREMENTIONED COSTS OR DAMAGES INCURRED BY AGIX.  Any action taken by ISP pursuant to Article 14 hereof shall not constitute a willful breach of this Agreement.

G. Notwithstanding Articles 8.E. and/or 8.F. hereof, AGIX shall use its best efforts to mitigate any damages with respect to which it may wish to make a claim, including, but not limited to an Indemnified Claim.

9. Confidentiality.

A. Nondisclosure Obligations.  Subject to Articles 9.B., 9.C. and 9.E. hereof, each party hereto shall keep confidential and shall not disclose in any manner to any third party (other than disclosures by ISP for purposes of Article 16.C. hereof) nor use for any purposes other than those contemplated by this Agreement any secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation operating methods and procedures, costs, marketing, manufacturing (including, but not limited to, Manufacturing), distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information, regardless of whether such information is marked as “CONFIDENTIAL”, “TRADE SECRET”, “PROPRIETARY” or carries a similar designation, and regardless of whether such information is disclosed in writing or orally, which is acquired in connection with or in the course of performance of this Agreement from the other party hereto (“Confidential Information”).  Confidential Information disclosed by a party shall remain the sole and absolute property of such disclosing party, subject to the rights granted in this Agreement.

B. Non-Applicability.  The provisions of Article 9.A. hereof shall not apply to any information which :  (i) the party receiving such information can show by competent proof to have been in its possession prior to its receipt thereof from the other party; or (ii) is now or hereafter becomes generally available to the public through no act or omission of the receiving party in violation of this Agreement; or (iii) may hereafter lawfully be obtained by the receiving party from a third party without obligation of confidentiality, provided the receiving party does not know or have reason to know that such third party is under any confidentiality obligation regarding such information; or (iv) is independently developed by personnel of the receiving party who have not had access to Confidential Information of the other party.

C. Right to Disclose.  Each party shall have the right to disclose the other party’s Confidential Information pursuant to compulsory process or Government requirement only after the disclosing party has provided notice thereof to said other party and cooperated with any efforts of said other party, at said other party’s expense, to obtain a protective order or confidentiality agreement with provisions equivalent to the provisions of this Agreement; however, if such disclosure pertains to health or safety information, the disclosing party shall only be required to provide notice of the disclosure to said other party if any further delay in disclosure would violate any health or safety law, and the disclosing party may disclose such health and safety information as necessary to comply with any such health and safety law.

D. Use of Confidential Information.  Each party agrees that it shall not, without the prior written consent of the other party, use Confidential Information of the other party for any purposes other than those contemplated by this Agreement.

E. Limit of Disclosure.  Each party agrees to limit disclosure of the Confidential Information of the other party to its agents, representatives, officers, directors, employees or advisors and those of its parent, subsidiaries or affiliated companies who need to know such Confidential Information in order to carry out the purposes contemplated by this Agreement and each party further agrees to use all reasonable efforts to prevent them from disclosing such Confidential Information to others or using it except as needed for the purposes contemplated by this Agreement .

F. Return of Confidential Information.  All documents and materials containing Confidential Information disclosed by one party hereto to the other shall remain the property of the disclosing party and the receiving party agrees to return all such documents and materials and all copies of such documents to the disclosing party upon request, except that the receiving party may indefinitely retain one copy of any such document in its legal files for the sole purpose of evaluating the legal rights of the parties hereto.  Any such copy retained by the receiving party for such purpose shall remain Confidential Information and shall be held and used by the receiving party as Confidential Information in accordance with the terms of this Agreement.

G. Survival.  Notwithstanding any other provision set forth herein, the provisions of this Article 9 shall survive the expiration or termination of this Agreement and continue for a period of ten (10) years from said termination date.

H. Prior Confidentiality Agreement.  The terms of the Confidentiality Agreement shall continue with respect to “Confidential Information”, as defined therein, exchanged prior to the Effective Date of this Agreement.  Any Confidential Information disclosed by a party to the other after the Effective Date shall be governed by this Agreement, including this Article 9.

I. Public Disclosure.  Except for the disclosure in filings with regulatory agencies as required by law or court order or by stock exchange rule, regulation or listing requirements, no announcement, news release, public statement or publication relating to the existence of this Agreement, the subject matter hereof, or either party’s performance hereunder, shall be made without the other party’s prior written approval, such approval not to be unreasonably withheld or delayed.

10. Indemnification and insurance.

A. AGIX Indemnification. (i)  AGIX shall indemnify, hold harmless and defend ISP and ISP’s directors, officers, employees and agents, and ISP's parent, subsidiaries and affiliates and the directors, officers, employees and agents of any ISP parent, subsidiary or affiliate (individually and/or collectively an “ISP Indemnitee”), from and against any and all claims, suits, losses, damages, costs, fees and expenses (including court costs, reasonable attorneys’ fees and reasonable investigative costs) (collectively, “Loss(es)”) to the extent resulting from, or arising out of, or directly or indirectly relating to (a) any material breach by AGIX of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (b) the distribution, formulation, packaging, marketing, promotion, sale, handling, processing, use, shipping or storage of Product (or other product into which Product has been transformed or in which Product has been used), including, without limitation (x) liabilities for product liability and returned goods, (y) liabilities in respect of product warranties and (z) liabilities for any design or other defects with respect to API and/or Product, or (c) the acts and/or omissions of any entity engaged by AGIX to market, sell, distribute, represent and/or exploit the Product; provided that AGIX shall have no obligation to indemnify any ISP Indemnitee for any Loss under this Article 10.A.(i) to the extent ISP is required to indemnify any AGIX Indemnitee for such Loss pursuant to Article 10.B.(i).

                                (ii)           AGIX shall indemnify, hold harmless and defend any ISP Indemnitee from and against any and all Losses to the extent resulting from, or arising out of, or directly or indirectly relating to any allegation that (a) the Manufacture of API and/or Product and/or the use of the AGIX Process or any part thereof infringes any United States or foreign patent, trademark, tradename, copyright or other intellectual property rights of any third party; (b) the use alone of API or the use alone or sale of Product in its original state infringes any claim of any United States or foreign patent, trademark, tradename, copyright or other intellectual property rights of any third party; or (c) the use(s) of API and/or Product and/or the use of the AGIX Process or any part thereof infringes any claim of any United States or foreign patent .  After receipt of any notification of such infringement and/or of suit (x) AGIX may procure for ISP, at AGIX's sole cost and expense, the right to continue to Manufacture the API and/or Product, as the case may be, and/or use the AGIX Process, or (y) ISP may immediately terminate this Agreement, without liability hereunder, upon written notice to AGIX.

B. ISP Indemnification.  (i)  Subject to the limitations set forth in Articles 8.E. and 8.F. hereof, ISP shall indemnify, hold harmless and defend AGIX and AGIX's directors, officers, employees and agents, and AGIX’s parent, subsidiaries and affiliates and the directors, officers, employees and agents of any AGIX parent, subsidiary or affiliate (individually and/or collectively an “AGIX Indemnitee”) from and against any and all Losses to the extent resulting from, or arising out of, or directly or indirectly relating to (a) any material breach by ISP of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (b) the failure of Product Manufactured and delivered by ISP hereunder to meet the warranties set forth in Article 8.A. hereof, except to the extent resulting from or arising out of the (x) negligence or willful misconduct of AGIX or any AGIX Indemnitee or (y) breach by AGIX of this Agreement; provided that ISP shall have no obligation to indemnify any AGIX Indemnitee for any Loss under this Article 10.B.(i) to the extent AGIX is required to indemnify any ISP Indemnitee for such Loss pursuant to Article 10.A.(i).

(ii)           Subject to the limitations set forth in Articles 8.E. and 10.B.(i) hereof, ISP shall indemnify, hold harmless and defend an AGIX Indemnitee, from and against any and all Losses to the extent resulting from, or arising out of, or directly or indirectly relating to any allegation that the Manufacture of API or Product or any part thereof (other than the AGIX Process) infringes any United States or foreign patent, trademark, tradename, copyright or other intellectual property rights of any third party.

C. Notice and Exclusive Ability to Defend.  Any ISP Indemnitee or AGIX Indemnitee (collectively referred to hereinafter as an “Indemnitee”) shall promptly (and with respect to an AGIX Indemnitee, within the applicable time period specified in Article 8.E.(ii) hereof) notify the indemnifying party in writing of any claim, including, but not limited to, a Loss, for which the Indemnitee seeks indemnification pursuant to this Article 10 (an “Indemnified Claim”).  Any failure or delay in giving such notice shall not relieve the indemnifying party of its obligations to indemnify, hold harmless and defend the Indemnitee hereunder, except to the extent that such failure or delay materially prejudices the indemnifying party with respect to its defense against any such Indemnified Claim.  The indemnifying party shall be accorded exclusive control of the defense, and of all negotiations for settlement or compromise of such Indemnified Claim so long as (i) the indemnifying party gives written notice to the Indemnitee of its assumption of control and defense of the Indemnified Claim within fifteen (15) days after the Indemnitee has given notice of the Indemnified Claim to the indemnifying party, (ii) the indemnifying party provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that such indemnifying party has and will have adequate financial resources to defend against the Indemnified Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnified Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee, (iv) the Indemnified Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the indemnifying party conducts the defense of the Indemnified Claim actively and diligently.  The Indemnitee may retain separate co-counsel at its own cost and expense and participate in the defense of the Indemnified Claim.  Notwithstanding anything to the contrary contained herein, whether or not an indemnifying party assumes the defense of any Indemnified Claim hereunder shall not constitute a presumption or omission with respect to whether the Losses related to such Indemnified Claim are, in fact, subject to indemnification hereunder. In no event shall the indemnifying party enter into any judgment, settlement or compromise of any Indemnified Claim without the Indemnitee’s prior written consent unless such judgment, compromise or settlement (x) provides for the payment by the indemnifying party of money as sole relief for the claimant, (y) results in the full and general release of the Indemnitee from all liabilities arising or relating to, or in connection with, the Indemnified Claim and (z) involves no finding or admission of any violation of legal requirements or the rights of any person and has no effect on any other claims that may be made against any Indemnitee.  The Indemnitee shall cooperate with the indemnifying party in the defense and settlement of such Indemnified Claim, including providing to the indemnifying party, at the indemnifying party’s expense, such information and assistance as the indemnifying party may reasonably request.

D. Separate Defenses.  Notwithstanding the provisions of Article 10.C. above, in the event that the parties cannot agree as to whether a claim is an Indemnified Claim, the parties may conduct separate defenses of such claim.  Each party further reserves the right to claim indemnity from the other in accordance with Articles 10.A. and B. above upon resolution of such claim.

E. Expenses. No party shall be required to pay over to another amounts called for under this Article 10 until the final resolution of the claim, action, suit or proceeding from which the right to such payment arose.

F. Exclusive Remedy. The sole and exclusive remedy with respect to any material breach of any representation, warranty, covenant or agreement contained herein (other than (i) with respect to a breach of the terms of a covenant or agreement as to which ISP or AGIX, as the case may be, also shall be entitled to seek specific performance or other equitable relief and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by negligence, contract, breach of warranty, absolute liability in tort, misrepresentation or otherwise, and whether in law, in equity or both) made pursuant to Article 10.A or 10.B, as the case may be.

G. Limits on Indemnification. (i) In calculating amounts payable to an Indemnitee, the amount of the Losses shall (a) not be duplicative of any other Loss for which an indemnification claim has been made under this Agreement, (b) be computed net of any amounts actually recovered by such Indemnitee under any insurance policy with respect to such Loss, and (c) be reduced to take account of any net tax benefit realized by such Indemnitee arising from the incurrence or payment of any indemnity payments hereunder.  In computing the amount of any such tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit after the incurrence or payment of any indemnified Loss.

(ii)           Each Indemnitee shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and, notwithstanding anything to the contrary contained herein, the indemnifying party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee has failed to comply with such obligation to mitigate.

(iii)           In any case where an Indemnitee recovers from third parties any amount in respect of a matter with respect to which an indemnifying party has indemnified it pursuant to this Article 10, such Indemnitee shall promptly pay over to the indemnifying party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (a) any amount previously so paid by the indemnifying party to or on behalf of the Indemnitee in respect of such matter and (b) any amount expended by the indemnifying party in pursuing or defending any claim arising out of such matter.

H. Insurance.

(i) ISP shall, at its sole cost and expense, maintain during the Initial Term and any Renewal Term or such longer time period as required, the following additional insurances with minimum limits as set forth below:

(a)           Commercial General Liability and Foreign General Liability Insurance:  including coverage for premises liability, personal and advertising injury, products and completed operations liability and contractual liability coverage on an “occurrence” form, with limits of at least $[XXXXXXXX] per occurrence and aggregate (or if in a foreign currency, in an amount equivalent to $[XXXXXXXX]. The foregoing amounts shall be increased to $[XXXXXXXX] per occurrence and aggregate (or if in a foreign currency, in an amount equivalent to USD $[XXXXXXXX]) within sixty (60) days of the date of the FDA approval letter pertaining to Product, a copy of which shall be immediately provided by AGIX to ISP.  The use of primary and excess limits and self-insured layers to achieve the total required limits is acceptable subject to Article 10.H.(iii) below. The policies’ contractual liability coverage shall be broad enough to cover ISP’s obligations set forth in Article 10.B.(i) hereof.  Altogether, the Commercial General Liability and Foreign General Liability policies shall provide for a worldwide coverage territory. The policies shall be endorsed to include AGIX’s affiliates and subsidiaries as “additional insureds”. The policies shall also state that all provisions of insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured.

(b)           Workers’ Compensation and Employer’s Liability Insurance: including domestic and foreign voluntary workers’ compensation insurance pursuant to all applicable State, Federal, and/or local laws, statutes and/or regulations, even where provision of such insurance is not required by law, covering ISP’s employees (including principals), contractors and subcontractors engaged in providing services, or involving  Product, to be provided under this Agreement.
    The policy shall also include employer’s liability insurance with a minimum limit of $[XXXXXXXX]  bodily injury – each accident, $[XXXXXXXX]  disease – each employee, $[XXXXXXXX]  disease – policy limit (or if in a foreign currency, in an amount equivalent to USD[XXXXXXXX]). The use of primary and excess limits and self-insured layers to achieve the total required limits is acceptable.

(ii) AGIX shall, at its sole cost and expense, maintain during the Initial Term and any Renewal Term or such longer time period as required, the following additional insurances with minimum limits as set forth below:

(a)           Commercial General Liability and Foreign General Liability Insurance:  including coverage for premises liability, personal and advertising injury, products and completed operations liability and contractual liability coverage on an “occurrence” form, with limits of at least [XXXXXXXX]  per occurrence and aggregate (or if in a foreign currency, in an amount equivalent to USD[XXXXXXXX]). The foregoing amounts shall be increased to [XXXXXXXX]  per occurrence and aggregate (or if in a foreign currency, in an amount equivalent to USD [XXXXXXXX]) within sixty (60) days of the date of the FDA approval letter pertaining to Product, a copy of which shall be immediately provided by AGIX to ISP.  The use of primary and excess limits and self-insured layers to achieve the total required limits is acceptable subject to Article 10.H.(iii) below. The policies’ contractual liability coverage shall be broad enough to cover AGIX’s obligations set forth in Article 10.A.(i) hereof.  Altogether, the Commercial General Liability and Foreign General Liability policies shall provide for a worldwide coverage territory. The policies shall be endorsed to include ISP’s parent, affiliates and subsidiaries as “additional insureds”. The policies shall also state that all provisions of insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured.

(b)           Workers’ Compensation and Employer’s Liability Insurance: including domestic and foreign voluntary workers’ compensation insurance pursuant to all applicable State, Federal, and/or local laws, statutes and/or regulations, even where provision of such insurance is not required by law, covering AGIX’s employees (including principals), contractors and subcontractors engaged in providing services, or involving  Product, to be provided under this Agreement. The policy shall also include employer’s liability insurance with a minimum limit of [XXXXXXXX]  bodily injury – each accident, $[XXXXXXXX] disease – each employee, $[XXXXXXXX] disease – policy limit (or if in a foreign currency, in an amount equivalent to USD[XXXXXXXX]). The use of primary and excess limits and self-insured layers to achieve the total required limits is acceptable.

(c)           Clinical Trial Liability Insurance: in full force and effect during the Initial Term and any Renewal Term, and for five (5) years following the expiration or termination of this Agreement or the conclusion of the last human clinical trial

(whichever is later). The minimum limits shall be [XXXXXXXX]each claim and aggregate (or if in a foreign currency, in an amount equivalent to USD[XXXXXXXX]). The use of primary and excess limits and self-insured layers to achieve the total required limits is acceptable. If written on a “claims-made basis” the policy shall contain a retroactive date equal to the Effective Date or earlier. If the policy is terminated at any time following the expiration or termination of this Agreement then equivalent tail coverage shall be purchased such that the coverage shall remain in full force and effect for the time periods stated above. This policy shall apply to and shall be written on an “admitted” basis in all countries where trials shall be conducted. It shall provide a worldwide coverage territory and respond to claims made anywhere in the world. The policies shall be endorsed to include ISP’s affiliates and subsidiaries as “additional insureds”.

(iii) Each party shall accept the other party’s reasonable and adequate self-insurance program, in lieu of coverage by an outside insurance carrier, provided that the self-insured party provides documentation satisfactory to the other party evidencing that the self-insured party is in as sound a financial condition as is reasonably acceptable to the other party. Provision of said documentation shall be predicated upon the execution of a mutually agreeable confidentiality and non-disclosure agreement, which shall not be unreasonably withheld or delayed and the terms of which shall not be unreasonably negotiated.

(iv) Subject to Article 10.H.(iii), the insurance coverages set forth in Articles 10.H.(i) and 10.H.(ii) shall each be provided by insurers authorized to do business in all applicable states or localities that maintain a minimum  A.M. Best Rating of A  VII or better.  Upon request, each party shall provide the other with one (1) or more original certificates of insurance evidencing that all such insurance coverages are in effect.  The certificate(s) shall confirm that none of such policies of insurance shall be terminated, canceled or materially modified by the insurers unless the insurers endeavor to provide the party named as the insured thereunder with at least thirty (30) days prior written notice of the same.   Upon request, each party shall provide the other with an annual certificate evidencing renewal of such insurance coverages.

(v) AGIX shall require all entities engaged in marketing, selling, distributing, representing and/or exploiting the Product to maintain insurance that meets the requirements of the provisions of Article 10.H.(ii)(a) and (b) and 10. H. (iv) hereof, so that AGIX shall have the rights and liabilities which ISP has and each such entity shall have the rights and liabilities which AGIX has under the aforementioned provisions. AGIX  shall also require all such entities to name each ISP Indemnitee as an “additional insured” on such entity’s Commercial General Liability policy(ies) with such coverage applying as primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by, or provided to, ISP.

11. Term And Termination.

A. Term.  This Agreement shall be effective as of the Effective Date and shall remain in full force and effect for a period of five (5) years from the date of FDA approval of the Product (the “Initial Term”), unless earlier terminated as provided herein.  This Agreement shall be automatically extended for successive terms of two (2) years each (each, a “Renewal Term”), unless either party provides written notice of non-renewal to the other party at least one hundred eighty (180) days prior to the last day of the Initial Term or then current Renewal Term, as the case may be.

B. Early Termination Right.  (i) Notwithstanding Article 11.A, AGIX may, upon three hundred and sixty-five (365) days prior written notice to ISP delivered on or after the second anniversary of the date of the first shipment by ISP to AGIX of Product intended by AGIX for commercial sale, reduce the percentage of AGIX’s requirements of Product Manufactured for AGIX by ISP, subject to (a) beginning on the third anniversary of the date of the first shipment by ISP to AGIX of Product intended by AGIX for commercial sale, ISP continuing to supply [XXXXXXXX] of AGIX’s Requirements, and (b) beginning on the fourth anniversary of the date of the first shipment by ISP to AGIX of Product intended by AGIX for commercial sale, ISP continuing to supply [XXXXXXXX] of AGIX’s Requirements.

           (ii)           Notwithstanding Article 11.A. or any other provision of this Agreement, ISP may terminate this Agreement upon written notice to AGIX if AGIX does not file its New Drug Application for the Product with the FDA on or before December 31, 2011.

C. Default.  Either party may terminate this Agreement by written notice at any time if the other party defaults in the performance of any of its material obligations under this Agreement.  In the event of such default, the party declaring the default shall provide the defaulting party with written notice setting forth the nature of the default, and the defaulting party shall have sixty (60) days (or thirty (30) days, in the event of a payment default by AGIX) to cure the default.  If the defaulting party fails to cure the default within sixty (60) days (or thirty (30) days, if applicable), the other party may immediately terminate this Agreement upon written notice to the defaulting party.

D. Bankruptcy or Reorganization.  Either party may terminate this Agreement by written notice to the other party, if the other party files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a third party, and such filing is not withdrawn within ninety (90) days of the filing date, or if a receiver or trustee is appointed for the property and assets of the party and the receivership proceedings are not dismissed within ninety (90) days of such appointment.

E. Survival.  Any expiration or termination of this Agreement shall not affect any right or claim hereunder, including, but not limited to any Indemnified Claim, that arises prior to such expiration or termination, which claims, including, but not limited to any Indemnified Claim, and rights shall survive any such expiration or termination.  Expiration or termination of this Agreement shall not impact the parties’ obligations under the Quality

Agreement. Articles 1, 4.B.(iii), 4.C., 5.A., 5.D., 6, 7.C, 8.A., 8.E.-G., 9, 10, 11.E., 12, 13, 15, 16.A.(i), 16.B. and 16.D. – 16.F. shall survive expiration or termination of this Agreement.

12. No Implied License.  No licenses or rights are granted to either party’s products, intellectual property or know-how other than those expressly granted herein.

13. Independent Contractor.  The relationship between AGIX and ISP is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account, and nothing herein shall be construed to be inconsistent with that relationship or status.  Under no circumstances shall either party be considered to be an employee or agent of the other.  This Agreement shall not constitute, create or in any manner be interpreted as a joint venture or partnership of any kind.

14. Force Majeure.

A. Force Majeure.  Neither party shall be liable for delay or failure to perform, in whole or in part, any provision of this Agreement (other than the obligation of AGIX to make the payments required to be made to ISP for Product purchased under this Agreement) by reason of any Force Majeure circumstance.  As used herein, Force Majeure means any circumstance or cause beyond the reasonable control of the affected party (and with respect to ISP, an affiliate, subsidiary or other entity to which ISP has delegated the performance of any of its obligations hereunder as provided in Article 16.C.(ii) hereof), including, but not limited to: acts of God; war; riot; earthquake; fire; civil disorder; explosion; accident; flood; sabotage; lack of, or inability to obtain, adequate fuel, power, raw materials, labor, containers, transportation, supplies or equipment; compliance with governmental requests, laws, regulations, orders or actions; inability to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements, or; strike, lockout, injunction or other labor problems.

B. Notice and Remedy.  (i)  If either party is delayed or rendered unable to perform due to Force Majeure, the affected party shall give written notice of the same and its expected duration to the other party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the parties shall be suspended during the continuance of the Force Majeure (other than the obligation of AGIX to make the payments to be made to ISP hereunder); provided, however, such party shall take reasonable steps to remedy the Force Majeure with all reasonable dispatch.  The requirement that Force Majeure be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor problems.

(ii)           If, by reason of any of the foregoing contingencies or of national emergency, the quantities of any materials used in the production of API and/or Product, reasonably available to ISP, shall be equal to or less than ISP's total needs for the same, ISP may use its available supply of such materials on any basis ISP deems fair and practical, including, but not limited to, ISP's own internal uses, without liability for any failure to perform this Agreement that may result therefrom.

C.           Pricing Provisions.  In addition to, and not in limitation of the provisions of Article 5 or any other provisions of this Agreement, if ISP, and/or an affiliate, subsidiary or other entity to which ISP has delegated the performance of any of its obligations hereunder as provided in Article 16.C.(ii) hereof, suffers hardship caused by escalating costs resulting from conditions beyond its reasonable control, including, but not limited to, acts of God or other events of Force Majeure, environmental or regulatory requirements, or raw material prices, and/or other costs substantially higher than those prevailing at the time of execution of this Agreement, then ISP shall have the right, upon ten (10) days written notice to AGIX, to reopen negotiations with AGIX with respect to the price charged for Product hereunder, and the parties agree to negotiate any such price adjustment in good faith.  Any such agreed upon price adjustment shall be discontinued if and when the hardship which caused the same is removed.  If the parties are unable to reach agreement on such a price adjustment within thirty (30) days of the date of ISP’s aforementioned notice, then ISP shall have the right to terminate this Agreement upon written notice to AGIX without liability to AGIX therefore, and such termination shall take effect immediately.  During the term of any such price increase, AGIX may terminate this Agreement upon ninety (90) days prior written notice to ISP without liability to ISP therefore.

15. Notices.

A. Means and Addresses.  Except as provided in Article 4.F. hereof, all notices provided for herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, or hand-delivered to an authorized representative of the party to whom notice is directed, or sent by telex, facsimile transmission, telegram or cable, charges prepaid, to the address of the other party as designated below:

AGIX:	ISP:
AtheroGenics, Inc.,	ISP Pharma Systems LLC
8995 Westside Parkway	c/o ISP Management Company, Inc.
Alpharetta, Georgia 30004	1361 Alps Road
Wayne, NJ 07470

Attn: Executive Vice President of Commercial Operations	Attn: Senior Vice President Global Marketing
Fax: [XXXXXXXX]	Fax: [XXXXXXXX]

B. Change in Address.  The addresses and persons provided above may be changed by either party by providing the other party with written notice of such change.

16. Miscellaneous.

A. Entire Agreement; Waiver.  (i) This Agreement (including all Exhibits attached hereto, which are incorporated herein by this reference) and the Confidentiality Agreement (except as superseded with respect to any Confidential Information disclosed after the Effective Date) and the Quality Agreement contain the entire understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof.  This Agreement may not be changed or modified except in writing signed by a duly authorized representative of each party.  The parties’ use of Purchase Orders, acknowledgements or other documentation in connection with the Manufacture of API and/or the Manufacture and sale of Product hereunder is not intended to (nor shall it serve to) add to or otherwise amend or modify any provisions of this Agreement.

(ii)           No failure of either party to enforce any provisions hereof shall constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof.  No waiver of any provision of this Agreement shall be effective unless in writing signed by the party claimed to have waived such provision.

B. Severability.  If any provision of this Agreement is held to be invalid, void, or unenforceable by a court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, and such invalid, void or unenforceable provision shall be replaced by the parties by a provision which most closely reflects the intent of the parties hereto; provided, however, that if the provisions of this Agreement concerning the requirements of Product to be purchased by AGIX from ISP during the term of this Agreement are held as aforesaid to be invalid, void, or unenforceable, in whole or in part, such provisions shall be deemed altered to conform to such holding, it being the intent of the parties that the volume of purchases of Product be maintained at a level as close to the levels set forth herein not inconsistent with such holding, with the preference of the parties being to reduce those volume levels rather than to excise such requirements provisions in their entirety.

C. Assignment; Delegation.  (i) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement shall not be assigned by either party without the prior written consent of the other, which consent shall not unreasonably be withheld or delayed; provided, however such consent shall not be required if this Agreement is assigned by ISP or AGIX, as the case may be, by operation of law or otherwise to an (a) entity with which that party may merge or consolidate, or (b) entity that purchases all or any substantial portion of that party’s business or assets to which this Agreement relates, or (c) affiliate, subsidiary or an entity which either wholly or partially controls, is controlled by or under common control with that party.  The assigning party shall provide written notice of such assignment to the non-assigning party within thirty (30) days of the date of the same.

(ii)           Notwithstanding Article 16.C.(i) or any other provision hereof, ISP may delegate the exercise of any or all of its rights and/or the performance of any or all of its obligations hereunder to an affiliate, subsidiary or an entity which wholly or partially controls, is controlled by or under common control with  ISP.  ISP shall provide written notice of such delegation to AGIX within thirty (30) days of the date of the same.

D. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, irrespective of any conflicts of law rule which may direct or refer such determination of applicable law to any other state, and as if this Agreement were performed wholly within the State of Delaware.

E. Headings; Construction.  Article headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.  This Agreement has been jointly prepared on the basis of the mutual understanding of the parties and shall not be construed against either party by reason of such party being the drafter hereof.

F. Use of Party’s Name.  No right, express or implied, is granted by this Agreement to either party to use in any manner the trademarks, or the name of the other, or any other trade name, service mark, or trademark owned by or licensed to the other in connection with the performance of this Agreement.  Neither party shall use the other party’s name, trade name, service marks or trademarks without the prior written consent of the other party, which consent shall not unreasonably be withheld or delayed; provided, however, such consent shall not be required with respect to any such use in connection with a disclosure in filings with regulatory agencies, including, but not limited to, the FDA, or as may be required by law, regulation or court order, or to effect an assignment or delegation as provided in Article 16.C. hereof.

In Witness Whereof, this Agreement has been executed by the parties hereto as of the Effective Date.

ATHEROGENICS, INC.

/s/MARK P COLONNESE
Signature

Mark P. Colonnese
Name
Executive Vice President
Title

ISP PHARMA SYSTEMS LLC

/s/STEPHEN OLSEN
Signature

Stephen Olsen
Name

Senior Vice President
Title

Exhibit A

API Specifications – page 1

[XXXXXXXX]

Exhibit A

API Specifications – page 2
[XXXXXXXX]

Exhibit A

API Specifications – page 3

[XXXXXXXX]

Exhibit B

Equipment

[XXXXXXXX]

Exhibit C

Packing Specifications

1.	ISP will purchase, at its own expense, all packages and packing materials.
2.	API is to be packaged in fiber drums with double lined polyethylene bags each secured with a twist tie.
3.	Product is to be packaged in high density polyethylene (HDPE) drums double lined with polyethylene bags each secured with a twist tie. Place two desiccants between the inner and outer bags.
4.	ISP is responsible for confirming that
a.	the quantity of API or Product packed is within the weight limit and other specifications of the packing materials as stated by the manufacturer,
b.	each outer packing is sealed with a tamper-evident closure according to ISP practices.
c.	outer packing contains a machine-made label that is consistent with the requirements in Exhibit J,
d.	the packing is appropriate for the mode of handling and transportation utilized, and,
e.	the packing is suitable for the storage requirements set forth in the applicable API and Product Specifications.
5.
The normal container quantities and acceptable variation for API and Product will be established by mutual agreement, in writing, between AGIX and ISP after completion of the initial validation campaigns.

Exhibit D

Product Specifications – page 1
[XXXXXXXX]

Exhibit D

Product Specifications – page 2
[XXXXXXXX]

Exhibit D

Product Specifications – page 3

[XXXXXXXX]

Exhibit E

Manufacture of API and Product Registration Batches

[XXXXXXXX]

Exhibit F

Manufacture of API Establishment and Validation Batches

[XXXXXXXX]

Exhibit G

Documentation Requirements

[XXXXXXXX]

Exhibit H

API and Product Process Optimization

[XXXXXXXX]

Exhibit I

Product Validation

[XXXXXXXX]

Exhibit J

API and Product Container Labels

For any API or Product shipped between ISP locations, the container label shall uniquely and unambiguously identify the contents, storage requirements, and status in accordance with ISP procedures.

For any API or Product shipped outside of ISP, the container label must state the following:

•	Agreed name (may be trade name)

•	Material Code (Supplier and/or AtheroGenics)

•	Name of Supplier

•	Storage Requirements

•	Batch Number

•	Gross Weight

•	Net Weight

Where over-wrapped each pallet must be labeled to state the following:

•	Consignee

•	Supplier

•	Shipping/consignment number

•	Item code

•	Quantity on pallet

•	Date of manufacture

•	Retest period

•	Storage Requirements

•	Gross Weight

•	Net weight

Each pallet, or individual pack if applicable, must show a hazard label, detailing the following:

•	Material description

•	Supplier

•	Manufacturing Site

•	Hazard warning

Exhibit K

Terms and Conditions of
Equipment Transfer

1.
Inspection.  AGIX agrees to arrange for an inspection by ISP of the Equipment and the manifest for the same at the location of said Equipment.  Upon inspection and acceptance of the Equipment by ISP, AGIX, or AGIX’s agent, will ship the Equipment to a location chosen by ISP, via a carrier designated by ISP, the cost of such shipment only to be at ISP's expense.

2.	Title. A. (i) Title to, and risk of loss of, the Equipment shall pass to ISP upon delivery of the Equipment to ISP's designated carrier at the location of said Equipment.

(ii)
All documents associated with the Equipment, including, but not limited to vendor supplied documents and data (e.g., maintenance and operating manuals, equipment drawings, specifications, spare parts lists) as well as documents prepared by the engineering/design firm used for the Midland, Michigan design (including, but not limited to Piping & Instrumentation Diagrams, General Arrangement Drawings, Civil/Structural Drawings, Piping Drawings, and Electrical & Instrument Wiring Drawings) shall also be transferred to ISP by AGIX and ISP shall have all rights and title to, and ownership of the same, which shall not, in any event, be considered AGIX Confidential Information, but shall, upon such transfer, be deemed ISP Confidential Information.  AGIX shall ship all such documents to ISP at the address set forth in Article 15.A. hereof to the attention of ISP's Corporate Engineering Department.

B.           AGIX shall covenant, represent and warrant that AGIX has good and marketable title to, and is the owner of, the Equipment, free and clear of all liens, mortgages, security agreements, leases, options, pledges, charges, covenants, conditions, restrictions and other encumbrances and claims of any kind or character whatsoever and will so convey the Equipment to ISP. EXCEPT AS PROVIDED IN THIS PARAGRAPH 2.B, THE Equipment SHALL BE TRANSFERRED TO ISP “AS IS, WHERE IS”. AGIX DOES NOT MAKE AND IS NOT TO BE HELD LIABLE FOR ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR FOR ANY OTHER WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE Equipment EXCEPT AS SET FORTH IN THIS PARAGRAPH 2.B.

3.
Assignment of Warranties. AGIX shall assign to ISP any and all valid warranties AGIX may have in and to the Equipment; provided, however, AGIX shall not be obligated to assign any warranties which are non-assignable pursuant to their terms.

4.
Registrations, Filings and Consents. AGIX will cooperate in good faith, at ISP's request, to make all registrations, filings, and applications and to give all notices and to obtain all governmental and other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby or which may thereafter be reasonably necessary or desirable to effect the transfer of the Equipment.

5.
Further Assurances. AGIX agrees from time to time to execute and deliver such further instruments of conveyance and transfer and take such other action as ISP may reasonably request in order to more effectively convey and transfer the Equipment to ISP.

Exhibit L
Initial Product Price Assumptions

[XXXXXXXX]

Exhibit M

SUPPLIER QUALITY AGREEMENT

FOR

AGI-1067

between

AtheroGenics, Inc.

and

ISP Pharma Systems LLC

CONTENTS

1.0	Purpose of the Quality Agreement p. 3

2.0	Location and Facilities p. 3

3.0	Detailed List of Activities and Responsibilities p. 4

4.0	Attachment A – Change Control and Deviation Notification Matrix p. 10

5.0	Attachment B – Primary Quality Contacts p. 12

6.0	Attachment C – Project Change Agreement Request p. 13

7.0	Acceptance of the Agreement p. 14

1.0           PURPOSE OF THE QUALITY AGREEMENT

AtheroGenics, Inc., a Georgia corporation with offices at 8995 Westside Parkway, Alpharetta, GA  30004 (“AGIX”) and ISP Pharma Systems LLC, a Delaware limited liability company with offices at 9176 Red Branch Road, Suite R, Columbia, Maryland 21045 (“ISP”), have entered into a Manufacturing and Supply Agreement for the Manufacture and supply of AGI-1067 active pharmaceutical ingredient (“API”) and spray-dried dispersion (“SDD”)(API and SDD collectively referred to as “Product”).  This Quality Agreement constitutes an agreement between the Quality Assurance functions of AGIX and ISP and is a support document to the Manufacturing and Supply Agreement.  Capitalized terms in this Quality Agreement shall have the same meaning as defined in the Manufacturing and Supply Agreement.  The purpose of this Quality Agreement between AGIX and ISP is as follows:

i)
To ensure that the respective Quality Assurance and joint and individual responsibilities of AGIX and ISP under current Good Manufacturing Practices (cGMP) are defined, understood and agreed upon in advance by both parties.

ii)	To define how the Quality functions (Quality Assurance (QA) and Quality Control (QC)) at ISP and AGIX will interact with each other.

iii)
To ensure that any lot or batch of Product Manufactured, packaged, labeled or tested for AGIX at a Facility, is done so in accordance with the cGMP requirements as set forth by the Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients (APIs) issued by the US Food and Drug Administration (FDA) in August 2001 (Q7A), and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301, et. seq., and the regulations promulgated there under, as may be amended from time to time.

iv)	To help establish a strong co-operative partnership and working relationship between the personnel in the Quality functions at AGIX and ISP.

2.0           LOCATION AND FACILITIES

ISP will Manufacture the Product at its Facility and will maintain controlled access to the  Facility.  The premises, utilities and equipment used to Manufacture the Product will meet or exceed current regulatory requirements (cGMP) and will be validated or qualified appropriately.

3

3.0	DETAILED LIST OF ACTIVITIES AND RESPONSIBILITIES

This section specifies in detail the cGMP and Q7A activities and responsibilities of both AGIX and ISP relating to the Manufacturing, testing and distribution of the Product.  AGIX and ISP are responsible for activities noted in their respective columns by a capital “X.”

FUNCTION		ISP	AGIX
3.1 General
a.	Changes to the Quality Agreement agreed to in advance and in writing	X	X
b.	cGMP compliance	X	X
c.	Controls to prevent cross contamination from other chemicals or manufactured products	X
d.	Development reports for technology transfer of the AGIX Process to Manufacture Product		X
e.	Process technical support		X
f.	Material safety data sheet for Product		X
g.	Product label content		X

h.	Subcontract work to a third party only in accordance with the Manufacturing and Supply Agreement and with AGIX notification and approval not to be unreasonably withheld or delayed	X
i.	List of subcontractors used for processing or testing	X
j.	Permit AGIX staff to view production processes	X
k.
Provide access to AGIX personnel or their appointed technical auditors to the warehouse and operations facilities including Manufacturing, packaging, labeling, and testing areas for cGMP audits in accordance with the Manufacturing and Supply Agreement
X
l.	Thirty day notification for one annual cGMP general audit		X
m.	Annual audit report to be issued by AGIX within 30 days		X
n.	Response to annual audit with corrective actions issued to AGIX within 30 days of report receipt	X

4

3.2 Regulatory
a.	Consult with ISP in the preparation and submission of CMC sections of INDs, NDA, or similar filings for Product		X
b.	IND/NDA submission, updates, annual reports, and other required regulatory reports or filings for Product		X
c.	Provide copy of IND/NDA CMC section for Product to ISP (redacted as AGIX reasonably deems appropriate)		X
d.	Provide copy of written communications, redacted as appropriate, received from a regulatory Authority that would require ISP’s participation or impact ISP’s performance		X
e.	Consult with ISP in the preparation and submission of answers to questions from FDA about CMC sections for Product that pertain to ISP		X

f.	FDA Drug Listing – Form 2657	X	X
g.
Annual Product Report (APR) covering all lots made, tested, released and rejected in previous calendar year, including summaries of test results, changes, validations, key parameter trending, and abnormalities.  ISP shall write and approve the APR.  AGIX may review APR prior to ISP approval.
		X	X
h.	Ongoing stability program, including data to establish expiration and/or retest dates as appropriate		X
i.	Advance notification given to AGIX for all pre-scheduled regulatory audits and immediate notification given to AGIX for all non pre-scheduled audits by any pharmaceutical regulatory Authority	X
j.	FDA Audits - Provide AGIX with a daily summary including topics covered and any issues raised - Contact AGIX for agreement prior to submitting documentation other than production-based documentation	X
k.	Supply requested documentation to support an FDA audit		X
l.
Notify AGIX of related regulatory requests for samples, documentation, etc., within 2 business days, and provide sample/copies to the regulatory agency as needed.  Provide AGIX with a duplicate sample/copy if requested.
X
m.
Notify AGIX of the results of audits of AGI-1067, including audit reports (establishment inspection reports) and observations and citations (483s, warning letters, etc.) from a pharmaceutical regulatory Authority within 30 days of receipt
X
n.	Provide AGIX with summary of responses (redacted as necessary) to regulatory Authority observations or citations	X
o.	Notify ISP of any FDA audits where materials supplied by ISP are involved or affected and provide summaries of relevant information (items covered, responses, commitments, etc.)		X

5

FUNCTION		ISP	AGIX
3.3 Validation
a.	Process validation master plan	X	X
b.	Approval of process validation protocols and reports	X	X
c.	Ensure all compendial test methods have been qualified	X
d.	Ensure all non-compendial test methods have been validated and transferred		X
e.	Ensure cleaning of process equipment is completed according to ISP standard operating procedures	X
f.	Provide required data, such as LD50, toxicity, solubility, minimum dose, etc., to establish cleaning limits and procedures		X
g.	Conduct cGMP related computer/PLC equipment and software validation according to the ISP implementation plan	X
3.4 Quality Assurance
Suppliers/ Raw Materials/ Specifications
a.	Sourcing of key materials	X
b.	Maintain supplier qualification program	X
c.	Qualify/audit key raw material suppliers	X	X (AGIX shall be involved only in qualifying [XXXXX])
d.	Audit reports of third party labs	X
e.	Raw Material Specifications prepared by	X
f.	Raw material Specifications approved by	X	X
g.	[XXXXXXXX] USP specification prepared and approved	X	X

6

FUNCTION		ISP	AGIX
3.4 Quality Assurance (cont.)
Campaign Preparation and Execution
h.	Training of supervisors and operators in the applicable standard operating procedures	X
i.	Batch number format. ISP will develop format consistent with ISP work practices. AGIX will review initial format and any changes in order to maintain compatibility with AGIX computer systems.	X	X
j.	Prepare and approve Master Batch Production Record--manufacturing instructions including in-process checks.	X	X
k.	Issue batch records as true and accurate reproductions of the master and send copies of batch records to AGIX upon request.	X
l.	Provide oversight for pre/post facility and equipment preparation and cleaning	X
m.
Major changes that could affect the quality attributes of the Product or the validation status of the process for Product need AGIX notification, review, and approval (see Attachment A for details and see Attachment B for list of contacts)
		X	X
n.	Ensure appropriate deviation and change control notification, i.e., significant equipment problems, down time, significant process delays, or other discrepancies (see also Attachments A and B)	X
o.	Two business day notification of out of specification (OOS) or out of trend (OOT) result, deviations, or quality investigations.	X
p.	Reprocessing and Reworking • AGIX notified (prior to initiation) • Verify reprocessing/rework status in IND/NDA • Approved by	X X X	X X
q.	Date of manufacture to be based upon manufacturing completion date	X
r.	Retest date to be based on the date of manufacture using approved retest period provided by AGIX	X	X
Batch Release
s.	Review and approval of batch documentation including in-process and final testing results and send copies of documentation to AGIX upon request.	X
t.	Provide Certificate of Analysis and Certificate of cGMP Compliance for all shipped Product	X
u.	Release batches for shipment to AGIX or location designated by AGIX	X

7

FUNCTION		ISP	AGIX
3.4 Quality Assurance (cont.)
Post Completion Activities
v.	Maintain retention samples (raw materials, API, Product)	X
w.
Raw material analytical data and approval documentation and Product batch records retained a minimum of 8 years plus the current year past the date of manufacture.
At the end of such retention time period, ISP may destroy such documentation unless agreement is reached with AGIX to extend the storage time on specific documents.  .
		X X	X
x.
Disposition of
• Rejected materials
• Retain/retention samples as per agreed upon time (8 years plus current)

At the end of such retention time period, ISP may destroy such samples unless agreement is reached with AGIX to extend the storage time on specific retain samples.
		X X X	X
y.	Handling, storage and transportation Specifications: • Supplied by • Prepared by • Approved by	X X	X
z.	Storage of AGI-1067 under required conditions	X
Recall/ Miscellaneous
aa.	AGIX to notify ISP of adverse drug reactions. ISP to provide copies of associated batch record(s) if requested by AGIX.	X	X
bb.	AGI-1067 related complaint investigation reporting and resolution • Notification to ISP • Investigation • Response to the complaint • Review and approval of complaint response	X X	X X
cc.	Product Recall: • Overall responsibility for notification, initiation, coordination and dealings with FDA • Tracking/genealogy, batch control, documentation and support	X	X X

8

FUNCTION		ISP	AGIX
3.5 Quality Control Testing
a.	Use the appropriate methods (current pharmacopoeia edition, including published supplements, or validated non-compendial) and specifications for testing raw materials and Product	X
b.	Follow test methods as written and notify AGIX of any deviation	X
c.	Specifications and validated non-compendial test methods • Supplied by • Transferred/qualified by	X	X
d.	Method development/validation report and technical support. Responsibilities would be further defined within an Additional Services Amendment.	X	X
e.	Implement mutually agreed upon method improvements as directed by AGIX	X
f.	Provide AGI-1067 reference standards/materials, including Certificates of Analysis, retest/expiry date, storage conditions and related information		X
g.	Follow ISP standard operating procedures for reference standards and safely dispose of expired standards	X
h.	Testing and release of raw materials	X

i.	Perform annual retain sample inspection	X
3.6 Dispute Resolution
a.
Deviation/non-conformity stages
• Both parties attempt to reach agreement
• AGIX retains right to determine release status
• Financial liability aspects are covered in the Manufacturing and  Supply Agreement and are not part of the Quality Agreement

		X	X
b.
Test results resolution stages
• Direct communication between both parties, including analysts, to confirm method
• Re-issuance of split sample to both labs with analyst communication
• Analyst meet to work on same sample
• Sample sent to an agreed upon qualified third party lab
• AGIX retains right to determine release status
• Financial liability aspects are covered in the Commercial Supply Agreement and are not part of the Quality Agreement

		X	X

9

4.0)           Attachment A

ISP and AGIX Change and Deviation Notification Guide
Changes or Deviations Related to	No Notification or Approval Required	Changes or Deviations -Discuss before Implementation	Notify AGIX (1, 2)	Approval by AGIX Required (3, 4)
			Deviations	Changes
NDA or other product registration			X	X
Quality Agreement				X
Supplier - including solvents, reagents	X
Specifications - including solvents, reagents, packaging materials				X
Key material supplier Specifications/sources			X	X
Syntheses process/pathways			X	X
Test methods				X
Facilities/site/location				X
Key Utilities (i.e., HVAC,N2,H2O) (GMP)		X
Critical Process Parameters			X	X
Key equipment (other than like for like)				X
Batch size (NLT 90% and NMT 110% of target or as defined in Batch Production Record)		X
Yield variation per the master BPR limits			X
Cleaning process/agent				X
Packaging, storage, transportation				X
Batch contamination (foreign material / specks)			X	X
OOS or OOT result			X	X
Reprocessing or Rework				X
Other Major Changes or Deviations, or problems that could affect the quality attributes of the product or the validation documentation			X	X
Other Minor Changes or Deviations that have no potential to impact the quality attributes of the product or validation documentation (5)	X

Notes:

1)	ISP will notify AGIX prior to quality release of API or Product of a deviation and AGIX reserves the right to participate in the investigation.

2)	AGIX will be notified if any problems are discovered that may impact production batches previously manufactured or shipped.

(Continued on next page)

10

Notes (continued):

3)
ISP may implement changes without approval from AGIX in cases where workers or the environment could be harmed, the quality of the material could be damaged, or equipment might be damaged by delaying implementation of the change.  ISP will inform AGIX as soon as possible after implementation of such changes.

4)	Approval of changes by AGIX and ISP will be documented using ISP’s Project Change Agreement Request (PCAR) form (Attachment C).

5)
Minor Changes or Deviations that are defined as minor revisions in Master Batch Records per ISP SOP and changes made solely for safety, industrial hygiene, loss prevention, or environmental reasons do not require notification of or approval by AGIX.  ISP shall inform AGIX of all other Minor Changes or Deviations.

11

5.0)           Attachment B

AGIX PRIMARY CONTACTS
Name	Title	Phone	Fax	Email
J. Christopher Prue	VP Regulatory Affairs	[XXXXXX]		[XXXXXXXX]
or designee

ISP PRIMARY CONTACTS
Name	Title	Phone	Fax	Email
Dr. James Marsh	Quality Systems Manager	[XXXXXXXX]		[XXXXXXXX]
Jess Tayag	Manager, Quality Assurance	[XXXXXXXX]		[XXXXXXXX]

12

6.0)           Attachment C

[to be supplied by ISP]

13

7.0)           ACCEPTANCE OF THE AGREEMENT

By way of acceptance, the following individuals indicate that they have reviewed this agreement, and are committed to abide by the conditions and spirit of the agreement.

AtheroGenics, Inc.

/s/MARK P. COLONNESE
date April 1, 2008

ISP Pharma Systems LLC

/s/STEPHEN OLSEN
date March 27, 2008

14

Exhibit N
Security Agreement

SECURITY AGREEMENT

           THIS SECURITY AGREEMENT (this “Security Agreement”) is made and entered into as of March __, 2008 between AtheroGenics, Inc., a Georgia corporation, having an address at 8995 Westside Parkway, Alpharetta, Georgia 30004 (including any successors and assigns, “AGIX”) and ISP Pharma Systems LLC, a Delaware limited liability company, having its principal office at 9176 Red Branch Road, Suite R, Columbia, Maryland 21045 (including any successors and assigns, “ISP”) in connection with ~~to~~ the Manufacturing and Supply Agreement described below.

RECITALS

           WHEREAS, AGIX and ISP are parties to that certain Manufacturing and Supply Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Manufacturing and Supply Agreement”); and

           WHEREAS, it is a condition precedent to the effectiveness of the Manufacturing and Supply Agreement that AGIX shall have executed and delivered this Security Agreement to ISP;

           NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS.

           Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Manufacturing and Supply Agreement.  In addition, the following terms shall have the following meanings:

(a)           “Collateral” has the meaning set forth in Section 2 hereof.

(b)           “Event of Default” shall mean the occurrence of any of the following:  (i) the failure of AGIX to pay any of the Secured Obligations within thirty (30) days of the date when due, (ii) AGIX files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a third party, and such filing is not withdrawn within thirty (30) days of the filing date, or if a receiver or trustee is appointed for the property and assets of AGIX and the receivership proceedings are not dismissed within thirty (30) days of such appointment, or (iii) AGIX otherwise fails to perform of any of its material obligations under this Security Agreement or the Manufacturing and Supply Agreement.

(c)
“Secured Obligations” means (i) all obligations owed by AGIX to ISP as fees for the “Preliminary Work”, as defined in the Manufacturing and Supply Agreement, and (ii) the amount to be refunded to ISP pursuant to Article 5.A.(vi) of the Manufacturing and Supply Agreement.

(d)
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware on the date hereof except as such terms may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply.

SECTION 2
GRANT OF SECURITY INTEREST IN THE COLLATERAL

           To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, AGIX hereby grants to ISP a continuing security interest in, and right of setoff against, any and all right, title and interest of AGIX in and to each item of  the Equipment (as such term is defined in the Manufacturing and Supply Agreement) set forth and described on Appendix 1 hereto, and all Accessions (as defined in the UCC) and Proceeds (as defined in the UCC) thereof (collectively, the “Collateral”).

SECTION 3
REPRESENTATIONS AND WARRANTIES

           AGIX hereby represents and warrants to ISP that:

           3.1                      Ownership.  AGIX is the legal and beneficial owner of the Collateral and has the right to pledge, sell, assign or transfer the same.

           3.2                      Legal Name; State of Organization; Address.  As of the Effective Date of the Manufacturing and Supply Agreement and for one hundred and twenty (120) days prior thereto, AGIX's exact legal name, state of organization and address are as set forth on Appendix 2 attached hereto.

           3.3                      Security Interest.  This Security Agreement creates a valid security interest in favor of ISP in the Collateral and, when properly perfected by filing of an appropriate financing statement, shall constitute a valid perfected security interest in such Collateral, free and clear of all liens except for the lien granted hereunder, liens for taxes not yet due and payable or which are being contested in good faith, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business, liens on deposits, and nonconsensual liens arising by operation of law.

SECTION 4
COVENANTS

           AGIX covenants that :

           4.1           Perfection of Security Interest by Filing, Etc.  AGIX shall execute and deliver to ISP and/or file such agreements, assignments or instruments and do all such other things as ISP may reasonably deem necessary or appropriate to assure to ISP that its security interests hereunder are perfected.  Not in limitation of the foregoing, AGIX hereby authorizes ISP (or any of ISP’s designees) to file one or more financing statements disclosing ISP’s security interest in the Collateral without AGIX’s signature thereon.

           4.2           No Contravention.  The execution, delivery and performance by AGIX of this Security Agreement has been duly authorized by all necessary corporate action, and (a)  does not and will not conflict with or result in any breach or contravention of any other contract to which AGIX is a party; and (b) no approval, consent, exemption, authorization, or other action by, or notice to, or filing with any person or entity, other than the financing statement referred to in Section 3.3 is necessary or required in connection with the execution, delivery or performance by, or enforcement against, AGIX of this Security Agreement or any security interest granted herein.

4.3           Location and Use of Equipment.  AGIX shall advise ISP, in writing, at least thirty (30) days prior to re-location of the Equipment from its present location at Corrigan Moving Services, United Van Lines Agent, Attn: Bonnie Robison,

                      Secured warehouse:                     1411 Straits Drive
                                                 Bay City, MI 48706
                             Phone:  [XXXXXXXX]
                 Fax:  [XXXXXXXX]

or any subsequent re-location of the Equipment.  AGIX shall not use the Collateral or permit any third party to use the Collateral for any reason whatsoever so long as this Security Agreement is in full force and effect.

4.4           AGIX shall defend the Collateral against the claims and demands of all third parties at AGIX’s sole cost and expense.

4.5           AGIX shall not change its name, type of organization or jurisdiction of organization unless ISP shall have received not less than thirty (30) days’ prior written notice of such proposed change which notice shall set forth the details of such change.

SECTION 5
REMEDIES.

           5.1           General Remedies.  Upon the occurrence of an Event of Default, and during continuation thereof, ISP shall have, in addition to the rights and remedies provided herein, in the Manufacturing and Supply Agreement or under applicable laws, the rights and remedies of a secured party under the UCC of any applicable jurisdiction, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any of the Collateral with or without judicial process.

           5.2           Nonexclusive Nature of Remedies.  Failure by ISP to exercise any right, remedy or option under this Security Agreement, the Manufacturing and Supply Agreement,  or as provided by law, or any delay by ISP in exercising the same, shall not operate as a waiver of any such right, remedy or option.  The rights and remedies of ISP under this Security Agreement shall be cumulative and not exclusive of any other right or remedy which ISP may have.

           5.3           Retention of Collateral.  ISP may, in compliance with Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations.  Unless and until ISP has provided such notices, however, ISP shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

           5.4           Deficiency.  In the event that the proceeds of any sale, collection or realization are insufficient to pay the Secured Obligations, AGIX shall be liable for the deficiency, together with interest thereon, together with the costs of collection and the reasonable fees of any attorneys employed by ISP to collect such deficiency.  Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to AGIX or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

5.5           If AGIX shall fail to do any act which it has agreed to do hereunder, ISP may (but shall not be obligated to) do the same or cause it to be done, either in its name or in the name and on behalf of AGIX, and AGIX hereby irrevocably authorizes ISP so to act.

SECTION 6                                MISCELLANEOUS

           6.1           Continuing Agreement.  This Security Agreement shall remain in full force and effect until such time as the Secured Obligations have been indefeasibly paid in full in cash and terminated, at which time this Security Agreement shall be automatically terminated and ISP shall, upon the request and at the expense of AGIX, promptly release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or authorizations with respect thereto and/or other documents reasonably requested by AGIX evidencing such termination.

           6.2           Miscellaneous.  This Security Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in the Manufacturing and Supply Agreement.  All notices required or permitted to be given under this Security Agreement shall be in conformance with the Manufacturing and Supply Agreement.  This Security Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

           6.3           Governing Law; Venue; Submission to Jurisdiction; Waiver of Jury Trial.  The terms of the Manufacturing and Supply Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

           6.4           Severability.  If any provision of this Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

           6.5           Successors in Interest.  This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon AGIX, its successors and assigns, and shall inure to the benefit of ISP and its successors and assigns; provided, however, AGIX may not assign its rights or delegate its duties hereunder without the prior written consent of ISP.

{remainder of page intentionally left blank}

           Each of the parties hereto has caused a counterpart of this Security Agreement to be duly executed and delivered as of the date first above written.

ATHEROGENICS, INC., a Georgia corporation

By /s/MARK P. COLONNESE
Name: Mark P. Colonnese
Title: Executive Vice President

Accepted and agreed to as of the date first above written.

ISP PHARMA SYSTEMS LLC, a Delaware limited liability company

By   /s/STEPHEN OLSEN
Name:  Stephen Olsen
Title:    Senior Vice President

Appendix 1

List of Equipment

[XXXXXXXX]

Appendix 2

Exact corporate name:                         AtheroGenics, Inc.

State of incorporation:                        Georgia

Address:                                               8995 Westside Parkway
                                                                Alpharetta, Georgia   30004